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                                  EXHIBIT 5.1
           [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]


                                  May __, 1997


  Petro Stopping Centers, L.P.
  6080 Surety Drive
  El Paso, Texas  79905

  Ladies and Gentlemen:

            We have acted as counsel to Petro Stopping Centers, L.P., a Delaware limited partnership ("PSC"), and Petro Financial Corporation, a Delaware corporation and wholly-owned subsidiary of PSC (together with PSC, the "Issuers") in connection with the proposed exchange by the Issuers of an aggregate of $135,000,000 principal amount of the Issuers' 10 1/2% Senior Notes due February 1, 2007 (the "New Notes") for an aggregate of $135,000,000 principal amount of the Issuer's 10 1/2% Senior Notes due February 1, 2007 (the "Old Notes"). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture, dated as of January 30, 1997 (the "Indenture"), between the Issuers, as co-obligor, and State Street Bank and Trust Company, as trustee (the "Trustee"). In connection with the exchange offer, the Issuers have filed with the Securities and Exchange Commission a registration statement on Form S-4, File No. 333-25189 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture or the Accord identified in the following paragraph.

            This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal laws of the United States and the laws of the State of New York. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

            In preparing this opinion letter, we have examined the Indenture and the form of the New Notes, which have been filed as exhibits to the Registration Statement. In addition, we have examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Issuers as we have deemed necessary or
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  Petro Stopping Centers, L.P.
  May 28, 1997
  Page 2

  appropriate in the circumstances.  In addition to the assumptions set forth in
  Section 4 of the Accord, we have relied upon factual representations made to us by the Issuers.

            Based upon such examination and review, we are of the opinion that the New Notes proposed to be exchanged for Old Notes by the Issuers have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and to compliance with any applicable state securities laws, the New Notes, when executed by the Issuers, authenticated by the Trustee and delivered in exchange for Old Notes in accordance with the provisions of the Indenture and the Registration Statement, will be valid and legally binding obligations of the Issuers enforceable in accordance with their terms.

            The foregoing opinion is subject to all of the qualifications, exceptions, assumptions and limitations set forth herein, including the following:

            The General Qualifications apply to the opinion set forth above. In addition to the General Qualifications, we express no opinion as to the enforceability of any provisions contained in the New Notes or the Indenture purporting to: (i) allow the acceleration of the maturity of any indebtedness or the exercise of any other rights without notice to the person or entity signatory thereto or bound thereby; (ii) restrict access to legal or equitable remedies (including, without limitation, proper jurisdiction and venue); (iii) establish evidentiary standards; or (iv) waive the benefits of any statute of limitation or any applicable bankruptcy, insolvency or usury law or stay or extension law or waive any rights under any applicable statutes or rules hereafter enacted or promulgated. In addition, the enforceability of the rights to indemnification contained in the Indenture may be limited by Federal or New York State laws or the policies underlying such laws. We note that the Trust Indenture Act provides that certain provisions of the Trust Indenture Act are automatically included in the Indenture unless expressly excluded. To the extent that the Indenture does not expressly exclude or waive such provisions of the Trust Indenture Act, such provisions may supersede or override similar provisions in the Indenture.
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  Petro Stopping Centers, L.P.
  May 28, 1997
  Page 3

            We hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No. 1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                              Very truly yours,



                              AKIN, GUMP, STRAUSS, HAUER & FELD,
                               L.L.P.